ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this "Escrow Agreement”), dated as of October 10, 2007, is entered into by and between Organic To Go Food Corporation, a Delaware corporation (the "Company") and Wells Fargo Bank, National Association, as Escrow Agent (the "Escrow Agent").

WHEREAS, the Company and Investors contemplate entering into a Securities Purchase Agreement (the "Purchase Agreement"), pursuant to which each Investor has agreed to purchase from the Company, and the Company has agreed to sell to each Investor, the number of Shares identified therein (capitalized terms used and not otherwise defined herein shall have the meanings given such terms on Annex A to this Escrow Agreement);

WHEREAS, pursuant to the Purchase Agreement, the Company and the Investors have agreed to establish an escrow on the terms and conditions set forth in this Escrow Agreement; and

WHEREAS, the Escrow Agent is willing to accept appointment as Escrow Agent only for the expressed duties outlined herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Proceeds to be Escrowed. Strictly for convenience of the Company, a copy of the form of Purchase Agreement is attached as Exhibit A. All amounts provided by the Investors in connection with their acquisition of the Shares as set forth in the Purchase Agreement shall be deposited with the Escrow Agent in immediately available funds by federal wire transfer, such funds being referred to herein as the “Escrow Funds.” The Escrow Funds shall be retained in escrow by the Escrow Agent in a separate account and invested as stated below. Pursuant to the Purchase Agreement, the Investors will be required to deposit their respective Escrow Funds directly to the Escrow Agent.

2. Identity of Investors. Promptly following the execution of the Escrow Agreement, the Company shall expressly furnish to the Escrow Agent the information comprising the identity of the Investors in the format set forth in the “List of Investors,” attached as Exhibit B, or in electronic spreadsheet format with the same information. All Escrow Funds shall remain the property of the Investors and shall not be subject to any liens or charges by the Company, or the Escrow Agent, or judgments or creditors' claims against the Company, until released to the Company as hereinafter provided. Escrow Agent will not use the information provided to it by the Company for any purpose other than to fulfill its obligations as Escrow Agent. The Company and the Escrow Agent will treat all Investor information as confidential.

3. Disbursement of Funds.

(a) Subject to Section 3(c) of this Escrow Agreement, the Escrow Agent shall continue to hold the Escrow Funds delivered for deposit hereunder by an Investor until the earlier of: (1) receipt of a joint written notice from the Company and the Investors evidencing termination under Section 6.5(a) of the Purchase Agreement, (2) receipt of a written notice from the Company or an Investor evidencing termination under Section 6.5(b) of the Purchase Agreement (each of (1) and (2), a “Termination Election”) and (3) receipt of a written notice from the Company that the conditions to closing under Section 5.1 of the Purchase Agreement have been satisfied.

(b) If the Escrow Agent receives a Termination Election prior to its receipt of the notice contemplated under Section 3(a)(3), then the Escrow Agent shall return the Escrow Funds delivered by such Investor as directed by such Investor. If the Escrow Agent receives the notice contemplated under Section 3(a)(3) prior to a Termination Election, then the Escrow Agent shall disburse the portion of the Escrow Funds for which the foregoing is the case in accordance with Exhibit C to this Escrow Agreement.

(c) This Escrow Agreement shall terminate and be of no further force or effect on the earlier of (i) disbursement of the entire amount of the Escrow Funds by the Escrow Agent and (ii) the one year anniversary of the Closing Date.

4. Duty and Liability of the Escrow Agent. The sole duty of the Escrow Agent shall be to receive Escrow Funds and hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether the Company is complying with requirements of this Escrow Agreement, the Purchase Agreement or applicable law in tendering the Escrow Funds to the Company and/or the Investors, as the case may be. The Escrow Agent shall be obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. The Escrow Agent shall not assume any responsibility for the failure of the Company to perform in accordance with this Escrow Agreement. No other agreement entered into between the parties, or any of them, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be referred to herein or deposited with the Escrow Agent or the Escrow Agent may have knowledge thereof, and the Escrow Agent's rights and responsibilities shall be governed solely by this Escrow Agreement. The Escrow Agent shall not be responsible for or be required to enforce any of the terms or conditions of the Purchase Agreement or other agreement between the Company and any other party. The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Escrow Agreement. Concurrent with the execution of this Escrow Agreement, the Company shall deliver to the Escrow Agent an authorized signers form in the form of Exhibit D to this Escrow Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Escrow Agreement unless first indemnified to its satisfaction. The Escrow Agent may consult and hire counsel of its own choice with respect to any question arising under this Escrow Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of loss. The Escrow Agent is acting solely as escrow agent hereunder and owes no duties, covenants or obligations, fiduciary or otherwise, to any other person by reason of this Escrow Agreement, except as otherwise stated herein, and no implied duties, covenants or obligations, fiduciary or otherwise, shall be read into this Escrow Agreement against the Escrow Agent.  In the event of any disagreement between any of the parties to this Escrow Agreement, or between any of them and any other person, including any Investor, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. Notwithstanding the foregoing, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction and the Escrow Agent is hereby authorized in its sole discretion to comply with and obey any such orders, judgments, decrees or levies. In the event that any controversy should arise with respect to this Escrow Agreement the Escrow Agent shall have the right, at its option, to institute an interpleader action in any court of competent jurisdiction to determine the rights of the parties. In no event shall the Escrow Agent be liable, directly or indirectly, for any special, indirect or consequential losses or damages of any kind whatsoever (including without limitation lost profits), even if the Escrow Agent has been advised of the possibility of such losses or damages and regardless of the form of action. The parties agree that the Escrow Agent has no role in the preparation of the Purchase Agreement, has not reviewed any such documents and makes no representations or warranties with respect to the information contained therein or omitted therefrom. The Escrow Agent shall have no obligation, duty or liability with respect to compliance with any federal or state securities, disclosure or tax laws concerning the Purchase Agreement or the issuance, offering or sale of the Shares. The Escrow Agent shall have no duty or obligation to monitor the application and use of the Escrow Funds once transferred to the Company and/or an Investor, that being the sole obligation and responsibility of such person or entity. Under no circumstances shall the Escrow Agent be expected or required to use, risk or advance its own funds in the performance of its duties or exercise of its rights hereunder.

5. Escrow Agent's Fee. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit E, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any material service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company.

6. Investment of Proceeds.  The Escrow Funds shall be credited by Escrow Agent and recorded in an escrow account. During the period of this escrow as contemplated in Section 3(c), Escrow Agent is hereby authorized by the Company to deposit, transfer, hold and invest all funds received under this Escrow Agreement, including principal and interest in Wells Fargo Money Market Deposit Account Fund in accordance with Exhibit F to this Escrow Agreement. Any interest received by Escrow Agent with respect to the Escrow Funds, including reinvested interest shall become part of the Escrow Funds, and shall be disbursed pursuant to Section 3. For tax reporting purposes, all interest or other taxable income earned on the Escrow Funds in any tax year shall be taxable to the Company.

The Company shall provide Escrow Agent with such certified tax documentation that Escrow Agent may reasonably request within thirty (30) days of such request. The Company understands that if such tax reporting documentation is not so certified to Escrow Agent, Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, to withhold a portion of any interest or other income earned on the Escrow Funds pursuant to this Escrow Agreement.

To the extent that Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of funds held or payments made hereunder, Escrow Agent shall satisfy such liability to the extent possible from the Escrow Funds. The Company agrees to indemnify and hold Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses that may be assessed against Escrow Agent on or with respect to any payment or other activities under this Escrow Agreement unless any such tax, addition for late payment, interest, penalties and other expenses shall arise out of or be caused by the gross negligence or willful misconduct of the Escrow Agent.

The Company acknowledges that Escrow Agent is not providing investment supervision, recommendations or advice.

7. Notices. All notices, requests, demands, and other communications under this Escrow Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission, if sent by facsimile to the number given below, and confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

If to the Company:	Organic To Go Food Corporation
3317 Third Avenue South
Seattle, Washington 98134
Attn: Chief Executive Officer
Facsimile: (206) 838-4695

If to Escrow Agent:	Wells Fargo Bank, National Association
Corporate Trust Services
707 Wilshire Blvd., 17th Floor
Los Angeles, CA 90017
Attention:
Facsimile:

Any party may change its address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

8. Indemnification of Escrow Agent: The Company hereby indemnifies and holds harmless the Escrow Agent from and against, any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates unless such action, claim or proceeding is determined by a court of competent jurisdiction to be the direct result of the willful misconduct of the Escrow Agent. The terms of this Section shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

9. Successors and Assigns. Except as otherwise provided in the Escrow Agreement, no party hereto shall assign the Escrow Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and each Investor and any such attempted assignment without such prior written consent shall be void and of no force and effect. The Escrow Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor Escrow Agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance any further act.

10. Governing Law; Jurisdiction. The Escrow Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

11. Severability. In the event that any part of this Escrow Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Escrow Agreement shall remain in full force and effect.

12. Amendments; Waivers. The Escrow Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by each of the Company, the Escrow Agent and each Investor. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in the Escrow Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of the Escrow Agreement. The Company agrees that any requested waiver, modification or amendment of this Escrow Agreement shall be consistent with the terms of the Purchase Agreement.

13. Entire Agreement. This Escrow Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

14. Section Headings. The section headings in this Escrow Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Escrow Agreement.

15. Counterparts. This Escrow Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

16. Resignation. The Escrow Agent may resign upon thirty (30) days advance written notice to the parties hereto. If a successor escrow agent is not appointed within the 30-day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent or interplead the Escrow Funds with such court, whereupon the Escrow Agent’s duties hereunder shall terminate.

17. Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity, except for the Investors.

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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed the day and year first set forth above.

Organic To Go Food Corporation

Name: Jason Brown
Title: Chairman and Chief Executive Officer

Wells Fargo Bank, National Association, as Escrow Agent

Name:
Title:

Company: Organic To Go Food Corporation

By: Jason Brown
Its: Chairman and Chief Executive Officer
Date: October __, 2007

Annex A

DEFINED TERMS

“Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday in the United States or a day on which banking institutions in the State of New York or State of Washington are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Shares pursuant to Article II of the Purchase Agreement.

“Closing Date” means the Business Day on which all of the conditions set forth in Sections 5.1 and 5.2 of the Purchase Agreement are satisfied, or such other date as the parties thereto may agree.

“Investors” means the investors identified on the signature pages to the Purchase Agreement.

“Shares” means the shares of common stock, par value $0.001 per share, of the Company issued or issuable to the Investors pursuant to the Purchase Agreement.